Exhibit 99
THE DOLAN COMPANY REPORTS THIRD QUARTER 2010 RESULTS
Third Quarter Highlights
•	Revenues increased 25.8% year-over-year to $78.5 million

•	Net income attributable to The Dolan Company was $9.0 million, or $0.30 per diluted share

•	Free cash flow was $10.0 million (Non-GAAP)

•	Cash earnings were $12.4 million, or $0.41 per diluted share (See “Non-GAAP Financial Measures” below), up 40.7% year-over-year

•	Adjusted EBITDA increased 34.6% year-over-year to $24.2 million (See “Non-GAAP Financial Measures” below), or 30.8% of total revenues

•	Revenue guidance raised

•	Guidance ranges tightened for adjusted EBITDA and EPS

•	NDeX processing Nevada default files
MINNEAPOLIS, Minn., Nov. 3, 2010 — The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended Sept. 30, 2010. The results are preliminary pending the filing of the company’s Form 10-Q with the U.S. Securities and Exchange Commission.
“Our diversified business model served us well in the third quarter, allowing us to deliver more than 25% revenue growth and greater than 40% cash EPS growth amid a challenging business environment,” said James P. Dolan, chairman, chief executive officer and president. “For the quarter, our professional services division revenues grew by 40.9% on the strength of both our DiscoverReady and NDeX businesses.
“We are pleased with the growth of the Professional Services Division and we continue to work hard to diversify the results of our business, keeping in mind our long-term goals of growth with stability,” added Dolan. “DiscoverReady doubled its revenue to $10.9 million from last year on a pro-forma basis, while NDeX grew its revenue by 14.6% compared to last year.

“Our Business Information Division continues to generate strong margins. Steady circulation and public notice business helped to offset a difficult market for display and classified advertising.
“Our strong revenue growth during the quarter led to significant free cash flow, allowing for continued reduction in net debt as well as the flexibility to pursue a number of attractive acquisition opportunities,” Dolan said.
Full Year 2010 Guidance
Based on third quarter results and management’s outlook for 2010, the company is raising its full-year revenue guidance to $309-$312 million from $307-$310 million. In addition the company is tightening its adjusted EBITDA guidance to $93-$95 million from $91-$95 million, its guidance for net income attributable to The Dolan Company to $1.13-$1.17 per share from $1.11-$1.18 per share, and its cash earnings guidance to $1.55-$1.59 per share from $1.54-$1.60 per share.
This guidance excludes the effect of any businesses that may be acquired in 2010 and assumes that there will be no material effect on results of operations from current or future foreclosure-related government legislation or programs, or from investor- or lender-based programs. These include, but are not limited to, programs and legislation detailed in “Regulatory Environment” and “Risk Factors” in the company’s annual report on Form 10-K for 2009, in the company’s Form 10-Q for the second quarter of 2010, and in the company’s Form 10-Q to be filed for the third quarter of 2010.
Third Quarter 2010
Financial results for the three months ended Sept. 30, 2010, and 2009 are as follows:

	Three Months	Three Months	Year-over-
	Ended	Ended	Year %
Dollars in thousands, except per share data	Sept. 30, 2010	Sept. 30, 2009	Change
	(unaudited)	(unaudited)
Total revenues	$78,459	$62,344	25.8%
Professional Services Division revenues	56,337	39,996	40.9%
Business Information Division revenues	22,122	22,348	(1.0)%
Operating income	16,430	11,472	43.2%
Net income attributable to The Dolan Company	9,040	5,870	54.0%
Adjusted EBITDA *	24,154	17,942	34.6%
Net income attributable to The Dolan Company per diluted share	$0.30	$0.20	50.0%
Cash earnings *	12,352	8,782	40.7%
Cash earnings per diluted share *	$0.41	$0.29	41.4%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why we believe these are important measures of our performance.

Total revenues for the three months ended Sept. 30, 2010, were $78.5 million, up 25.8% from $62.3 million in the same period of 2009. Spurred by the strength of its DiscoverReady and NDeX businesses, the Professional Services Division revenue increased 40.9% during the third quarter, while Business Information Division revenues were $22.1 million, down 1% from the third quarter of 2009.
DiscoverReady, which was acquired in November 2009, contributed $10.9 million in revenues during in the third quarter, which was double the revenue generated a year ago on a pro-forma basis. NDeX grew by 14.6%, including 7% organic growth, and contributed $41.2 million of revenue due to market share gains and an increase of file volume from existing customers.
Reflecting the company’s increased emphasis on services, Professional Services Division revenues grew to 71.8% of total revenues for the three months ended Sept. 30, 2010, from 64.2% for the same prior-year period. Business Information Division revenues for the third quarter comprised 28.2% of total revenues, compared to 35.8% in the third quarter of 2009.
Total operating expenses for the third quarter of 2010 increased 22.4% to $63.2 million, from $51.6 million in the third quarter of 2009. Total operating expenses as a percentage of total revenues decreased 230 basis points, from 82.8% for the three months ended September 30, 2009, to 80.5% for the three months ended Sept. 30, 2010. This decrease was largely attributable to robust revenue growth within the litigation support services segment as well as strong growth at NDeX.
Operating income for the three months ended Sept. 30, 2010, was $16.4 million, an increase of 43.2% from $11.5 million in the third quarter of 2009. Adjusted EBITDA increased 34.6% year-over-year to $24.2 million due to operating leverage from the strong revenue growth in the Professional Services Division.
Professional Services Division Results
The Professional Services Division provides specialized services to the legal profession through its subsidiaries, NDeX, Counsel Press, and, since Nov. 2, 2009, DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the litigation support services segment. Counsel Press is the largest appellate services company in the United States, and DiscoverReady provides outsourced discovery management and document review services to major corporations and law firms across the United States.
Division revenues for the third quarter were $56.3 million, up 40.9% from $40.0 million in the third quarter of 2009. This $16.3 million increase was a result of higher NDeX file volume and increased DiscoverReady revenues. DiscoverReady generated $10.9 million in third quarter revenues, compared to revenues of $5.3 million for the third quarter of 2009, when it was not owned by The Dolan Company.

NDeX received approximately 99,700 mortgage default files for processing during the third quarter, an increase of 19.7%, and generated $41.2 million in revenues. This compares to roughly 83,300 files received for processing and $35.9 million in revenues in the third quarter of 2009. In addition to the growth due to NDeX’s Florida operations, NDeX saw increased file volume from existing customers and, the company believes, from market share gains.
Direct operating expenses within the Professional Services Division increased to $22.8 million during the third quarter of 2010, from $15.6 million for the same period in 2009. Selling, general and administrative expenses increased $4.7 million on a year-over-year basis to $15.2 million. The increases were largely the result of higher operating costs related to the 2009 acquisitions of DiscoverReady and NDeX’s Florida operations, as well as increased sales and marketing investments at DiscoverReady. Total Professional Services Division operating expenses as a percentage of division revenues decreased 50 basis points to 76.4% for the quarter, from 76.9% in the third quarter of 2009. The decrease is the result of operating leverage due to strong revenue growth at DiscoverReady and NDeX, offset in part by investments in the DiscoverReady business.
The company also disclosed that its NDeX foreclosure processing subsidiary now is doing sufficient amounts of business in Nevada to be identified as a state served by NDeX, making it the eighth such state (after Michigan, Indiana, Minnesota, Texas, California, Georgia and Florida). This continues the company’s practice of disclosing default processing work in a state only when management believes that it has sustainable and sufficient volume of business in that state.
Business Information Division Results
The Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in each of the 21 geographic markets that we serve across the United States.
Business Information Division revenues for the third quarter of 2010 were $22.1 million, a slight decrease from the $22.3 million recorded in the third quarter of 2009. The addition of Federal News Service and revenue from public notice helped offset continued weakness in traditional advertising.
Total operating expenses within the Business Information Division rose 2.1% to $17.4 million from the third quarter of 2009, due primarily to new product initiatives begun in the first quarter of 2010. On a year-over-year basis, direct operating expenses increased 4.0% to $7.2 million while selling, general and administrative expenses for the division increased 2.0% year-over-year to $8.9 million.

Balance Sheet and Liquidity
As of Sept. 30, 2010, the company held $9.6 million of cash and cash equivalents, compared to $2.9 million at the end of 2009. During the third quarter of 2010, the company generated $12.7 million of cash from operating activities and $10.0 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures (which were $2.7 million). For the nine months ended Sept. 30, 2010, cash from operations increased 37.1% to $44.0 million. The company’s days sales outstanding were at 84 days for the first nine months of 2010 due in part to longer collection cycles at DiscoverReady and also due to DiscoverReady’s overall growth as a larger part of The Dolan Company.
Total debt outstanding at the end of the third quarter was $139.5 million, of which $133.7 million was under a term loan facility at a weighted-average interest rate of 2.3%. The company’s leverage ratio at the end of the quarter was 1.4 times total debt to trailing twelve month pro forma adjusted EBITDA, down from 1.6 times as of June 30, 2010, and 1.8 times as of December 31, 2009. The leverage ratio remained well below the maximum of 3.5 times allowed in the senior debt covenants.
Non-GAAP Financial Measures
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:
•
Adjusted EBITDA, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: net interest expense resulting from our net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable; non-controlling interest; and distributions paid to holders of non-controlling interest;

•
Cash earnings, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; non-recurring items of income or expense; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate; and

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding.
The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that companies’ calculations of adjusted EBITDA, cash earnings and cash earnings per diluted share may differ, and thus The Dolan Company’s presentation of these measures may not be comparable to the calculations of such measures by other companies.

The following is a reconciliation of net income attributable to The Dolan Company to adjusted EBITDA (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income attributable to The Dolan Company	$9,040	$5,870	$26,829	$22,723

Interest expense, net	1,361	1,402	4,046	4,570
Income tax expense	5,545	3,529	17,208	13,207
Amortization of intangibles	3,981	3,924	11,947	13,219
Depreciation expense	2,413	2,264	7,872	6,738
Amortization of Detroit Legal News Publishing intangible	377	377	1,131	1,130
Non-cash compensation expense	972	716	2,330	1,861
Non-cash fair value adjustment on earnout recorded in connection with acquisition	294	—	882	—
Non-recurring income	(197)	—	(197)	(1,435)
Non-controlling interest	681	694	2,400	3,200
Cash distribution to holders of non-controlling interest	(313)	(834)	(1,374)	(3,145)

Adjusted EBITDA	$24,154	$17,942	$73,074	$62,068

The following is a reconciliation of net income attributable to The Dolan Company to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income attributable to The Dolan Company	$9,040	$5,870	$26,829	$22,723

Non-cash interest income related to the change in fair value of interest rate swaps	(228)	(205)	(893)	(735)
Non-cash compensation expense	972	716	2,330	1,861
Non-cash fair value adjustment on earnout liability	294	—	882	—
Amortization of intangibles	3,981	3,924	11,947	13,219
Amortization of Detroit Legal News Publishing intangible	377	377	1,131	1,130
Non-recurring income	(197)	—	(197)	(1,435)
Adjustment to income tax expense related to reconciling items at effective tax rate	(1,887)	(1,900)	(5,640)	(6,310)

Cash earnings	$12,352	$8,782	$36,389	$30,453

Net income attributable to The Dolan Company per diluted share (GAAP)	$0.30	$0.20	$0.89	$0.76
Change in redeemable non-controlling interest	(0.01)	(0.02)	0.03	(0.26)

Net income attributable to The Dolan Company common stockholders per diluted share (GAAP)	$0.29	$0.18	$0.92	$0.50

Cash earnings per diluted share	$0.41	$0.29	$1.20	$1.02

Weighted average diluted shares outstanding	30,316,660	29,932,275	30,296,544	29,908,462

Conference Call
The company has scheduled a conference call today, Nov. 3, 2010, at 8:30 a.m. U.S. Eastern Time (7:30 a.m. U.S. Central Time). The call will be hosted by James P. Dolan, chairman, chief executive officer and president; Scott J. Pollei, executive vice president and chief operating officer; and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the third quarter conference call will be available through the investor relations section of the company Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company Web site for a period of 21 days after the call.
Safe Harbor Statement
This release contains forward-looking statements, including under “Full Year 2010 Guidance,” that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. The words “outlook,” “may,” “anticipate,” “expect,” “believe,” “continue,” “will,” “estimate,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to the company and are subject to many risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: the company operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets served, and changes in those sectors could have an adverse effect on revenues, cash flows and profitability; David A. Trott, the chairman and chief executive officer of NDeX, and certain other employees of NDeX who are also shareholders and principal attorneys of the company’s law firm customers, may under certain circumstances have interests that differ from, or conflict with, the company’s interests; NDeX’s business revenues are very concentrated, as NDeX currently provides mortgage default processing services to eight law firm customers, and if the number of case files referred by its mortgage default processing service law firm customers, or loan servicers and mortgage lenders served directly for properties located in California and Nevada, decreases or fails to increase, the company’s operating results and ability to execute its growth strategy could be adversely affected; regulations, laws, bills introduced, court orders, investigations by state or federal officials, and voluntary programs or moratoria seeking to review foreclosure processes or mitigate foreclosures in states where the company does business may have an adverse effect on, restrict, or slow the company’s mortgage default processing services and public notice operations (including legislation in Michigan, Indiana and Florida, the Hope for Homeowners Act, the Emergency Economic Stabilization Act, the Streamlined Modification Program, the Homeowner Affordability and Stability Plan, the Making Home Affordable Program, the Home Affordable Modification Program, the Home Affordable Foreclosure Alternatives Program, the Protecting Tenants at Foreclosure Act, investigations by state attorneys general, and voluntary foreclosure relief programs developed by lenders, loan servicers and the Hope Now Alliance); The Dolan Company has owned and operated DiscoverReady LLC just one year and is highly dependent on the skills and knowledge of the individuals serving as chief executive officer and president of DiscoverReady; DiscoverReady’s business revenues are very concentrated among a few customers and if these customers choose to manage their discovery with their own staffs or engage another provider and if DiscoverReady is unable to develop new customer relationships, operating results and the ability to execute growth strategies for DiscoverReady may be adversely affected; The Dolan Company is dependent on its senior management team; the company intends to continue to pursue acquisition opportunities, which it may not do successfully and which may subject the company to considerable business and financial risk, and the company may be required to incur additional indebtedness or raise additional capital to fund these acquisitions and this additional financing may not be available on satisfactory terms or at all; and growing the company may place a strain on management and internal systems, processes and controls. Please also see “Risk Factors” contained in Item 1A of the company’s annual report on Form 10-K filed with the SEC on March 8, 2010, which is available at the SEC’s Web site at www.sec.gov, for a description of some of these and other risks, uncertainties and factors that could cause actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. Investors or prospective investors should not place undue reliance upon any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or revise any forward-looking statements for any reason, nor to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
FOR IMMEDIATE RELEASE
Contact Robert J. Evans, Director of Investor Relations
(612) 317-9430
Bob.evans@thedolancompany.com

The Dolan Company
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,572	$2,894
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,551 and $1,113 as of September 30, 2010 and December 31, 2009, respectively)	69,616	57,205
Unbilled pass-through costs	8,219	13,087
Prepaid expenses and other current assets	4,304	2,948

Total current assets	91,711	76,134
Investments	14,983	15,479
Property and equipment, net	15,914	15,457
Finite-life intangible assets, net	184,587	193,687
Indefinite-lived intangible assets	221,129	222,580
Other assets	1,901	4,953

Total assets	$530,225	$528,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$19,470	$22,005
Accounts payable	12,966	16,030
Accrued pass-through liabilities	23,155	25,929
Accrued compensation	10,565	4,384
Accrued liabilities	4,202	5,371
Due to sellers of acquired businesses	5,000	4,685
Deferred revenue	21,381	18,797

Total current liabilities	96,739	97,201
Long-term debt, less current portion	119,986	137,960
Deferred income taxes	4,469	8,160
Other liabilities	11,221	9,506

Total liabilities	232,415	252,827

Redeemable noncontrolling interest	25,463	26,600

Commitments and contingencies	—	—
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,511,179 and 30,326,437 shares as of September 30, 2010 and December 31, 2009, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated:
5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss (net of tax)	(1,732)	—
Additional paid-in capital	285,597	287,210
Accumulated deficit	(11,548)	(38,377)

Total stockholders’ equity	272,347	248,863

Total liabilities and stockholders’ equity	$530,225	$528,290

The Dolan Company
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
Professional Services	$56,337	$39,996	$168,817	$126,322
Business Information	22,122	22,348	65,829	66,998

Total revenues	78,459	62,344	234,646	193,320

Operating expenses
Direct operating: Professional Services	22,790	15,553	68,841	46,693
Direct operating: Business Information	7,229	6,952	21,769	21,827
Selling, general and administrative	26,758	22,910	77,585	66,073
Amortization	3,981	3,924	11,947	13,219
Depreciation	2,413	2,264	7,872	6,738

Total operating expenses	63,171	51,603	188,014	154,550
Equity in earnings of affiliates	1,142	731	3,654	3,461

Operating income	16,430	11,472	50,286	42,231

Non-operating income (expense)
Interest expense, net of interest income	(1,589)	(1,607)	(4,939)	(5,305)
Non-cash interest income related to interest rate swaps	228	205	893	735
Other income	197	23	197	1,469

Total non-operating expense	(1,164)	(1,379)	(3,849)	(3,101)

Income before income taxes	15,266	10,093	46,437	39,130
Income tax expense	(5,545)	(3,529)	(17,208)	(13,207)

Net income	9,721	6,564	29,229	25,923
Less: Net income attributable to redeemable noncontrolling interest	681	694	2,400	3,200

Net income attributable to The Dolan Company	$9,040	$5,870	$26,829	$22,723

Earnings per share — basic and diluted:
Net income attributable to The Dolan Company	$0.30	$0.20	$0.89	$0.76
(Increase) decrease in redeemable noncontrolling interest in NDeX	(0.01)	(0.02)	0.03	(0.26)

Net income attributable to The Dolan Company common stockholders	$0.29	$0.18	$0.92	$0.50

Weighted average shares outstanding:
Basic	30,174,798	29,843,444	30,139,681	29,821,661
Diluted	30,316,660	29,932,275	30,296,544	29,908,462

The Dolan Company
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net income	$9,721	$6,564	$29,229	$25,923
Distributions received from The Detroit Legal News Publishing, LLC	1,400	700	4,900	4,200
Distributions paid to holders of non-controlling interest	(313)	(834)	(1,374)	(3,145)
Gain on sale of investment	(197)	—	(197)	—
Non-cash operating activities:
Amortization	3,981	3,924	11,947	13,219
Depreciation	2,413	2,264	7,872	6,738
Equity in earnings of affiliates	(1,142)	(731)	(3,654)	(3,461)
Deferred income taxes	(463)	166	(463)	166
Stock-based compensation expense	972	716	2,330	1,861
Change in value of interest rate swap	(228)	(206)	(893)	(731)
Amortization of debt issuance costs	80	59	244	182
Non-cash fair value adjustment on earnout recorded in connection with acquisition	294	—	882	—
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable and unbilled pass-through costs	(4,925)	(3,719)	(6,958)	(22,290)
Prepaid expenses and other current assets	(1,326)	(2,342)	(1,271)	239
Other assets	342	(525)	360	(507)
Accounts payable and accrued liabilities	(211)	1,911	(816)	7,110
Deferred revenue and other liabilities	2,254	1,156	1,884	2,600

Net cash provided by operating activities	12,652	9,103	44,022	32,104

Cash flows from investing activities
Acquisitions and investments	(2,472)	(1,015)	(2,587)	(2,441)
Capital expenditures	(2,685)	(971)	(6,011)	(2,584)
Escrow payment received on sale of investment	197	—	197	—
Other	—	100	—	100

Net cash used in investing activities	(4,960)	(1,886)	(8,401)	(4,925)

Cash flows from financing activities
Net payments on senior revolving note	—	—	(8,000)	—
Payments on senior long-term debt	(3,550)	(2,625)	(9,775)	(7,250)
Payment on unsecured notes payable	(1,410)	—	(10,986)	(1,750)
Proceeds from stock option exercises	—	—	20	7
Other	(102)	—	(202)	(2)

Net cash used in financing activities	(5,062)	(2,625)	(28,943)	(8,995)

Net increase in cash and cash equivalents	2,630	4,592	6,678	18,184
Cash and cash equivalents at beginning of the period	6,942	16,048	2,894	2,456

Cash and cash equivalents at end of the period	$9,572	$20,640	$9,572	$20,640